Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACCREDITED HOME LENDERS HOLDING CO.

(Exact name of registrant as specified in its charter)

DELAWARE	04-3669482
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

15030 AVENUE OF SCIENCE, SUITE 100

SAN DIEGO, CALIFORNIA 92128

858-676-2100

(Address of principal executive offices)

ACCREDITED HOME LENDERS HOLDING CO. 2002 STOCK OPTION

PLAN, 2002 EMPLOYEE STOCK PURCHASE PLAN, 1998 STOCK OPTION

PLAN, 1995 EXECUTIVE STOCK OPTION PLAN, 1995 STOCK OPTION

PLAN AND DEFERRED COMPENSATION PLAN

(Full title of the plan)

DAVID E. HERTZEL, ESQ.

GENERAL COUNSEL

ACCREDITED HOME LENDERS HOLDING CO.

15030 AVENUE OF SCIENCE, SUITE 100

SAN DIEGO, CALIFORNIA 92128

858-676-2100

(Name and address of agent for service)

This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered[1]	Amount to be registered[2]	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
2002 Stock Option Plan[3]
Common Stock
Par Value $.0001	189,197	$7.78[4]	$1,471,952.66	$119.08
	404,900	$8.00[5]	$3,239,200.00	$262.05

2002 Employee Stock Purchase Plan
Common Stock
Par Value $.0001	1,000,000	$6.61[4]	$6,610,000.00	$534.75

1998 Stock Option Plan
Common Stock
Par Value $.0001	1,130,402	$2.75[5]	$3,108,605.50	$251.54

1995 Executive Stock Option Plan
Common Stock
Par Value $.001	206,500	$0.79[5]	$163,135.00	$13.20

1995 Stock Option Plan
Common Stock
Par Value $.001	290,040	$1.65[5]	$478,566.00	$38.72

Deferred Compensation Plan
Common Stock
Par Value $.001	2,000,000	$7.78[4]	$15,560,000	$1,258.80

TOTALS	5,221,039		$30,631,459.16	$2,478.14

1 The securities to be registered include options and rights to acquire Common Stock.

2 Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

3 The total share reserve for the 2002 Stock Option Plan is 2,221,039 shares. This share reserve includes the number of shares remaining available for option grants and the number of options outstanding under the 1995 Executive Stock Option Plan, the 1995 Stock Option Plan and the 1998 Stock Option Plan. However, the total number of shares available for grant under the 2002 Stock

Option Plan will, at any time, be determined by subtracting from 2,221,039 shares that number of options outstanding under the 1995 Executive Stock Option Plan, the 1995 Stock Option Plan, the 1998 Stock Option Plan and the 2002 Stock Option Plan.

4 Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee. As to the shares under the 2002 Stock Option Plan and the Deferred Compensation Plan, the price is based upon the average of the high and low prices of the Common Stock on February 28, 2003, as reported on the NASDAQ National Market. The 2002 Employee Stock Purchase Plan establishes a purchase price equal to 85% of the fair market value of the Company’s Common Stock, and, therefore, the price for shares under this plan is based upon 85% of the average of the high and low prices of the Common Stock on February 28, 2003, as reported on the NASDAQ National Market.

5 Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee based upon the weighted average price of the outstanding options as of February 28, 2003.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Accredited Home Lenders Holding Co. (the “Company”) hereby incorporates by reference in this registration statement the following documents:

(a) The Company’s Registration Statement on Form S-1 (File No. 333-91644) as amended (the “Registration Statement”), filed pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the Company’s initial public offering of its Common Stock.

(b) The Company’s Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities and Exchange Act 1934 (the “Exchange Act”) on February 6, 2003, and any further amendment or report filed hereafter for the purpose of updating any such description.

(c) All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

Inapplicable.

Item 6. Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

The Company’s Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware law and (ii) require the registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the registrant or its stockholders, for improper transactions between the director and the registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

The Company has entered into indemnity agreements with each of its directors and executive officers and certain senior managers that require the registrant to indemnify such persons against all expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Company currently has a policy providing directors and officers liability insurance with insured directors and officers of the Company in certain circumstances. The policy also insures the Company against losses as to which its directors and officers are entitles to indemnification.

Item 7. Exemption From Registration Claimed

Inapplicable.

Item 8. Exhibits

See Exhibit Index.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 6, 2003.

Accredited Home Lenders Holding Co.

By:	/s/ David E. Hertzel
David E. Hertzel, General Counsel

SIGNATURES AND POWER OF ATTORNEY

The officers and directors of Accredited Home Lenders Holding Co. whose signatures appear below, hereby constitute and appoint JAMES A. KONRATH and JOHN S. BUCHANAN, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this registration statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorney and agent, or their or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James A. Konrath James A. Konrath	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	3/6/03

/s/ John S. Buchanan John S. Buchanan	Chief Financial Officer (Principal Financial and Accounting Officer)	3/7/03

/s/ Ray W. McKewon	Director	3/6/03
Ray W. McKewon

/s/ James H. Berglund	Director	3/6/03
James H. Berglund

/s/ Jody A. Gunderson	Director	3/7/03
Jody A. Gunderson

/s/ John M. Robbins	Director	3/7/03
John M. Robbins

EXHIBIT INDEX

4.1	Amended and Restated Certificate of Incorporation of the Company, as amended, filed with amendment number 3 to Registration Statement on Form S-1 (File No. 333-91644) dated November 12, 2002.

4.2	Bylaws of the Company, filed with amendment number 3 to Registration Statement on Form S-1 (File No. 333-91644) dated November 12, 2002.

5	Opinion re legality

23.1	Consent of Counsel (included in Exhibit 5)

23.2	Consent of Deloitte & Touche LLP

24	Power of Attorney (included in signature pages to this registration statement)

99.1	Form of 2002 Stock Option Plan, filed with amendment number 3 to Registration Statement on Form S-1 (File No. 333-91644) dated November 12, 2002.

99.2	Form of 2002 Employee Stock Purchase Plan, filed with amendment number 3 to Registration Statement on Form S-1 (File No. 333-91644) dated November 12, 2002.

99.3	Form of 1998 Stock Option Plan, filed with amendment number 4 to Registration Statement on Form S-1 (File No. 333-91644) dated November 26, 2002.

99.4	Form of 1995 Executive Stock Option Plan, filed with amendment number 1 to Registration Statement on Form S-1 (File No. 333-91644) dated August 20, 2002.

99.5	Form of 1995 Stock Option Plan, filed with amendment number 1 to Registration Statement on Form S-1 (File No. 333-91644) dated August 20, 2002.

99.6	Form of Deferred Compensation Plan, filed with amendment number 3 to Registration Statement on Form S-1 (File No. 333-91644) dated November 12, 2002.